Exhibit 10. (iv) (G)
FORM OF AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT (the “Amendment”) is made by Sterling Bancorp (the “Company”) and                                          (“Executive”) to be effective as of December 29, 2008.
     WHEREAS, the Company and Executive are parties to a Change in Control Severance Agreement dated                                          which was amended on                                          (the “Agreement”);
     WHEREAS, the Company and Executive desires to amend certain provisions of the Agreement in order to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	Section 2 of the Agreement is hereby amended by adding the following sentence at the end thereof:

“Executive will be permitted to continue to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to a Change in Control (as defined in Schedule A hereto).”

2.	The second and third sentences of Section 9(b) of the Agreement shall be hereby deleted in their entirety.

3.	The following paragraph shall be added as the new Section 17 of the Agreement as follows:

“17. Section 409A. It is the parties’ intent that the Agreement comply with or be exempt from the requirements of Section 409A and that the Agreement be administered and interpreted accordingly. Each payment made under this Agreement shall be deemed to be separate payments. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6. Notwithstanding the previous sentence, if and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of Executive’s separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to Executive (plus interest at the applicable federal rate as defined in Section 1274(d) of the Code) in a lump sum on the date that is six months and one day after the Executive’s separation from service (or earlier death). Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.”

4.	The definition of Good Reason in Paragraph 7 of Appendix A to the Agreement is hereby replaced in its entirety by the following:
     “Good Reason” will mean, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(a)	(1) Any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s positions(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (2) a material and adverse change in Executive’s titles or offices (including, if applicable, membership on the Board) with the Company or its affiliates as in effect immediately prior to such Change in Control;

(b)	A material reduction by the Company in either (1) the aggregate of Executive’s rate of base salary and bonus opportunity (including any material and adverse change in the formula for such Bonus opportunity) or (2) the aggregate of Executive’s rate of base salary and bonus, in either case of (1) or (2), as in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter;

(c)	Any requirement of the Company that Executive be based anywhere other than the Company’s principal executive offices (or the principal executive office of a subsidiary or division of the Company, if Executive is based at such office immediately prior to such Change in Control) other than an immaterial change in the geographic location; or

(d)	Any other action or inaction by the Company that constitutes a material breach of this Agreement;
provided that, a termination by Executive with Good Reason shall be effective only if, (1) within 90 days following Executive becoming aware of the circumstances giving rise to Good Reason, Executive delivers a Notice of Termination for Good Reason to the Company, (2) the Company within 30 days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason, and (3) Executive terminates Executive’s employment with the Company within 90 days after the lapse of such 30 day cure period. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness.”
5.	This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall not be altered or amended except in a writing signed by the parties whose rights or obligations are affected by such amendment or alteration. Except as expressly stated herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of as of the first date written above.

STERLING BANCORP

By:
Name:
Title:

EXECUTIVE